Exhibit 99

                           Smith-Midland Corporation
                             Route 28, P.O. Box 300
                             Midland, Virginia 22728


FOR IMMEDIATE RELEASE

From:     Smith-Midland Corporation
          5119 Catlett Road
          Midland, Virginia 22728

Contact:  Rodney I. Smith, President
          Theodore D. Pennington, CFO
          (540) 439-3266

Website:  www.smithmid.com


SMITH-MIDLAND CORPORATION LISTED ON OTC BULLETIN BOARD

Midland, Virginia, October 6, 1999 - Smith-Midland Corporation (OTC BB: SMID, SMIDW) announced today that the Company's common stock will be listed on The OTC-Bulletin Board effective immediately. The Company's trading symbol for the Common Stock on the OTC-Bulletin Board will be SMID and the symbol for the Company's publicly traded Redeemable Warrants will be SMIDW. The Company had been listed on The Nasdaq SmallCap Market , but the price of the common stock continually fell below Nasdaqs' minimum bid price requirements.

While Smith-Midland Corporation failed to meet Nasdaq's minimum bid price and net tangible assets requirements as of March 31, 1999, the Company was granted a temporary exception from these standards subject to Smith-Midland meeting certain conditions on or before each of August 16th, August 20th, September 30th and October 15th, 1999. The Company met all other terms of the exception to date, but did not meet the minimum bid price requirements specified by Nasdaq.

This announcement contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-KSB and in other filings with the Securities and Exchange Commission.

                                       ###